Exhibit 99.1

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

August 8, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST

ENTERS INTO CONTRACTS TO SELL INDUSTRIAL PORTFOLIO

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has entered into several contracts with a single buyer to dispose of its entire industrial portfolio as well as two office assets. The assets to be sold comprise a total of approximately 3.1 million square feet. The sales prices under the contracts aggregate to $350,000,000.

The assets to be sold consist of 16 industrial assets (comprising the entirety of WRIT’s industrial division) along with the Crescent and Albemarle office buildings. The contracts consist of five separate purchase and sale agreements, each covering one or more separate assets. Three of the contracts (which aggregate to $235.7 million of assets) are expected to close on or about September 1, 2011. An additional contract (representing $44.6 million of assets) is expected to close on or about October 3, 2011. The final contract (representing $69.7 million of assets) is expected to close on or about November 1, 2011. Each of the contracts represents a separate binding obligation to purchase the associated assets. The escrow deposits under the contracts aggregate to $20 million.

“In initiating these sale transactions, WRIT has taken a major step towards executing on a strategic goal we set for ourselves at the beginning of the year. Having our industrial portfolio under these contracts enables us to focus our attention on redeploying expected sales proceeds in assets that better fit our long term strategy of acquiring properties inside the Beltway, near major transportation nodes and in areas with strong employment drivers and superior growth demographics,” stated George F. “Skip” McKenzie, President and Chief Executive Officer of WRIT. “We’re delighted to be moving forward with our strategic plan at this current pace.”

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 86 properties totaling approximately 11 million square feet of commercial space and 2,540 residential units, and land held for development. These 86 properties consist of 26 office properties, 16 industrial/flex properties, 18 medical office properties, 15 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and first quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.